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                                                                   Exhibit 10.14

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                          CAMBRIDGE BIOTECH CORPORATION

                                                                   July 15, 1996

BioNebraska, Inc.
3820 NW 46th Street
Lincoln, Nebraska 68524
Attention:        Mr. Thomas R. Coolidge
                  Chairman of the Board and C.E.O.

OT Company
Suite #4
11823 Arbor
Omaha, Nebraska 68144

GRF Corporation
3820 NW 46th Street
Lincoln, Nebraska 68524

Dear Tom:

I would like to confirm our settlement agreement among Cambridge Biotech Corporation ("CBC"), GRF Corporation ("GRFCO"), OT Company ("OTJV") and BioNebraska, Inc. ("BN") concerning CBC's interest in GRFCO and related matters.

We have agreed on the following terms that BN will acquire all of CBC's interest in the Joint Venture Agreement, under date of July 23, 1992 (the "Joint Venture Agreement") and all of CBC's 38 shares of Class A Stock of GRFCO and that certain agreements of CBC will be cancelled and terminated. Capitalized terms used herein, unless otherwise stated, shall have the meanings set forth in the Joint Venture Agreement.

1. BN shall pay to CBC or its successor or its assign (it is understood and agreed that CBC's interest in this settlement agreement, including future royalties and other payments, may be assigned to its successor under its reorganization plan, Aquila Biopharmaceuticals, Inc.) the sum of $500,000 at the closing (the "Closing") under this settlement agreement which shall occur on or before August 15, 1996. At the Closing, CBC shall deliver to BN, duly endorsed, certificates for 38 shares of Class A GRFCO Common Stock and a duly executed assignment of all of CBC's interest in the Joint Venture Agreement, free and clear of all encumbrances and in such form and with such other documentation as may be reasonably

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         required to effectively transfer all of such interests to BN. OTJV and
         BN hereby waive any provision of the Joint Venture Agreement including, without limitation, those contained in Sections 9.2 and 10.1 thereof which would in any way restrict, condition or make void the transfer contemplated by this section.

2. CBC (or its successor or assign) will be paid (quarterly) for a period of twenty years from the date hereof a royalty of [CONFIDENTIAL TREATMENT REQUESTED] of net sales of commercial growth hormone releasing factor ("GRF") finished product (pursuant to an NDA, PLA or similar application form approved by the FDA or equivalent regulatory authority approval) made by GRFCO, OTJV (or its joint venture partners) or BN or by any of their collaborators or licensees or any other party which is an owner or licensee of GRF Technology which has been discovered, developed or acquired by GRFCO, BN or OTJV or any of their successors or affiliates. For the purposes of this agreement, GRF Technology shall be deemed to include all GRF Technology whenever developed and shall, without limitation, include GRF Technology developed during the term of the Joint Venture Agreement. A GRF finished product may also contain one or more other therapeutically active products; and in such an event the royalty rate shall be [CONFIDENTIAL TREATMENT REQUESTED] of such net sales. In the case where GRF is manufactured in bulk by BN (or its contractors) and the full royalty of [CONFIDENTIAL TREATMENT REQUESTED] is paid, [CONFIDENTIAL TREATMENT REQUESTED] of the net sales price of the GRF finished product will be deducted before the royalty is calculated. All royalty payments due hereunder shall be made within 60 days after the close of each calendar quarter when earned and each such payment shall be accompanied by a report, prepared by BN or GRFCO, setting forth INTER ALIA the applicable total sales of GRF finished product for the quarter in question, the amount of any "license fee" payable to CBC or its successor or assign pursuant to paragraph 3 hereof, the calculation of the royalty or license fee being paid at the time and any other information, directly pertinent to the determination of the royalty or license fee, as may be reasonably requested by the recipient. The recipient at its expense shall have the right, upon ten day's notice and not more than once annually, to have its independent auditors review at the premises of BN, GRFCO or OTJV all the books and records which are directly relevant to and which form the basis for the royalty or license fee calculations and the quarterly reports made hereunder. To the extent that GRF final product sales are carried out by one or more collaborating entities other than BN, GRFCO or OTJV, which are not under the control of such companies, BN, GRFCO and OTJV shall use their respective best efforts to obtain access for such auditor to the pertinent books and records of each such entity. Such independent auditor shall be responsible for maintaining the confidentiality of the information obtained from any such review and will execute an appropriate confidentiality agreement in this connection.

3. CBC (or its successor or assign) will be paid on a quarterly basis [CONFIDENTIAL TREATMENT REQUESTED] of all license fees received by GRFCO, OTJV or BN or their successors or affiliates which are paid relative to the licensing of GRF Technology which has been or shall be discovered, developed or acquired by GRFCO, BN or OTJV or any of their successors or affiliates prior to July 15, 2001. The term "license fee" shall include whether characterized as a license fee or otherwise, without limitation, any initial lump sum payment made for the acquisition of rights to GRF Technology and/or the rights to distribute GRF

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         finished products and/or any amounts paid for such an acquisition or retention of rights upon the happening of prescribed subsequent events or milestones. The term "license fee" shall not include payments received to the extent that such payments are reimbursements for costs for research and development activities.

4. GRFCO, BN or OTJV, or any of their respective shareholders, successors or assigns, shall have the right without limitation to purchase, buy out and fully terminate all royalty and license fee payments, and all other rights and obligations of any nature whatever, which are conferred on CBC or its successors or assigns or which may be owed to or payable to CBC and its successors and assigns under the provisions of this settlement agreement by any and all of GRFCO, BN or OTJV (or any of their successors or assigns), by making a cash payment (in the form of a bank cheque or wire transfer) to CBC (or its successor or assign owning such rights) of [CONFIDENTIAL TREATMENT REQUESTED], if made on or before December 31, 2002, or [CONFIDENTIAL TREATMENT REQUESTED], if made between January 1, 2003 and the close of business on December 31, 2006. Upon completion of any such cash payment, CBC or its successors or assigns, as the case may be, shall deliver such documentation in respect to the termination of all such rights and obligations under this agreement as well as the termination of this agreement as the entity making such payment may reasonably require.

5. Effective as of the Closing under this settlement agreement, and except as otherwise specifically provided in this agreement, BN, CBC (and its successor or assign, as applicable), OTJV and GRFCO, each for itself and its successors in interest, hereby release each and every other such entity from all claims of any nature which were or could have been asserted by any one such entity against another arising out of or relating to the negotiation, execution or implementation of the Joint Venture Agreement. At the Closing, OTJV, BN, GRFCO and CBC (and its successor or assign) shall deliver such other documentation as may be reasonably required, respectively, by CBC, OTJV, BN or GRFCO to further evidence such release.

6. Effective as of the Closing under this settlement agreement, GRFCO, BN and OTJV agree to the termination and release of any and all obligations or responsibilities of CBC, and its successors and assigns, which had or may have existed on or prior to this date and at any time in the future, relative to research on, development, communicating or licensing to GRFCO of any technology for the non-injection delivery of GRF, whether pursuant to the Joint Venture Agreement, the CBC License Agreement entered into in conjunction with the Joint Venture Agreement or otherwise. GRFCO, BN, OTJV and CBC hereby agree that effective as of the Closing, the CBC License Agreement and the CBC Option and Contribution Agreement are hereby terminated and shall be void and without recourse to any party. Without limiting the generality of the foregoing, GRFCO shall no longer have any rights to CBC Patents and Know-How, as defined in the CBC License Agreement. At the Closing, GRFCO, OTJV and BN shall deliver such other documentation as may be reasonably required by CBC to evidence the termination of such agreements.

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7.       OTJV, BN and GRFCO hereby jointly and severally represent that they have informed CBC of all material matters pertaining to the Pilot Study and the development and marketing of GRF Technology and have provided CBC with all data and test results which would have a material bearing upon CBC's evaluation of the GRF Technology and the transfer of its joint venture interest pursuant to the terms hereof, including any discussions by representatives or agents of OTJV, BN or GRFCO of prospective funding sources for further development or marketing of GRF Technology.

8. The foregoing provisions of this settlement agreement not withstanding, CBC on behalf of itself and its successors and assigns shall safeguard and maintain all proprietary and confidential information relative to GRF Technology which it has heretofore received under the Joint Venture Agreement and which it and/or its successors and assigns may hereafter receive in connection with this agreement in accordance with the provisions of Article VII of the Joint Venture Agreement, which provisions for this purpose shall be incorporated in this agreement by reference.

9. Subject to and contingent upon CBC presenting for approval this settlement agreement by the Bankruptcy Court as part of the CBC Plan of Reorganization, BN, and OTJV each agrees to withdraw its objections before or at the hearing on July 15, 1996 relative to the confirmation of such Plan and to the assumption and assignment by CBC of the Joint Venture Agreement (as changed by the provisions hereof) and this settlement agreement.

If these terms and conditions are agreeable, please sign and return one copy of this settlement agreement, which shall constitute a binding agreement among the respective parties hereto, subject only to approval of the Bankruptcy Court.

CAMBRIDGE BIOTECH CORPORATION ("CBC")

/s/  Alison Taunton-Rigby
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Alison Taunton-Rigby
President and Chief Executive Officer,
duly authorized

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Agreed and accepted as of the above date by:

BIONEBRASKA, INC. ("BN")

/s/  Thomas R. Coolidge
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Thomas R. Coolidge
Chairman of the Board and CEO,
duly authorized

OT COMPANY ("OTJV")

/s/  Thomas R. Coolidge
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Thomas R. Coolidge
President, duly authorized

GRF CORPORATION ("GRFCO")

/s/  Thomas R. Coolidge
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Thomas R. Coolidge
President, duly authorized